Exhibit 10.1
AMENDED AND RESTATED CONSULTING AGREEMENT
     THIS AMENDED AND RESTATED CONSULTING AGREEMENT (the “Agreement”) is effective as of the 29th day of November, 2010 by and between Sun River Energy, Inc., a Colorado corporation (the “Company”), with executive offices located at 5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225, and Cicerone Corporate Development, LLC, a Texas limited liability company (the “Consultant”), with executive offices located at 1224 N. Hwy 377, Suite 303 PMB 56, Roanoke, Texas 76262.
     WHEREAS, the Company is a development-stage oil and gas exploration and production company and desires advice regarding business strategies, capital raising and business planning;
     WHEREAS, Consultant has expertise in the areas of corporate structuring, strategic planning and capital raising;
     WHEREAS, the Company desires to engage Consultant to provide consulting services relating to implementation of corporate strategies, achievement of market listing standards, debt and equity financings, and corporate governance and shareholder matters (the “Consulting Services”);
     WHEREAS, the Company and Consultant had previously entered into consulting agreements dated as of July 31, 2009 and July 15, 2010 (the “Prior Consulting Agreements”);
     WHEREAS, the Company and Consultant desire to amend and restate the Prior Consulting Agreements in their entirety and desire to set forth in this Agreement the terms and conditions of the Company’s engagement of Consultant;
     NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:
1. Services to Be Provided, Scope of Agreement, and Relationship of the Parties
     (a) The Company hereby agrees to engage Consultant to provide the Consulting Services, and Consultant agrees to such engagement, on the terms and conditions set forth in this Agreement. In that regard, Consultant agrees to make itself available to the Company during normal business hours for reasonable periods of time, subject to reasonable advance notice and mutually convenient scheduling, for the purpose of attending meetings of management and the Board of Directors, as may be requested by the Chairman of the Board of the Company; assisting the Company in the preparation of reports, summaries, profiles, due diligence packages, and other material and documentation in connection with proposed acquisitions in each case as and to the extent requested by the Chief Executive Officer of the Company.
     (b) The Company acknowledges that Consultant has many other business interests and will devote as much time as in its discretion as necessary to perform its duties under this Agreement. In addition, the Company acknowledges that Consultant’s efforts on behalf of his other interests are the sole and separate property of Consultant.

     (c) The services rendered by Consultant to the Company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the Company, expect as may be set forth herein. In that regard, Consultant agrees that it shall act solely at the express direction of the Company’s Chief Executive Officer and shall coordinate all contacts with third parties, including without limitation potential sources of capital, through the Chief Executive Officer. The Company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to Consultant hereunder, and Consultant agrees that it will pay all taxes due on such amounts.
     (d) Consultant shall provide the Company with such other advisory and consulting services as the Company may specifically request. Specific fees for each separate service rendered by Consultant shall be established at the time Consultant is requested to undertake each service.
2. Compensation
     (a) As compensation for its Consulting Services hereunder, the Company will issue to Consultant each month during the term of this Agreement 20,000 shares of its Common Stock and 20,000 warrants to purchase Common Stock. The warrants shall have an exercise price per share equal to the closing sale price of the Common Stock on the date of issue, shall be exercisable for two years from the date of issue, and shall provide for a “cashless” or “net issue” exercise. The foregoing shares and warrants shall be issued as of the last business day of each month, and shall be delivered to Consultant as soon as reasonably practicable.
     (b) Other forms of compensation may occur depending on the nature of a specific transaction and only upon the mutual agreement of both parties. It is agreed that for oil and/or gas projects and acquisitions, acreage sales or leases introduced by Consultant, Consultant’s fee shall equal 5% of the price paid by the Company for any such projects, acquisitions, sales or leases, payable as follows: (1) 50% of such fee shall be paid in cash; and (2) 50% of such fee shall be paid in Company stock at then current price (BID Price).
3. Expenses
     The Company shall reimburse Consultant for all pre-approved reasonable and necessary expenses incurred by it in providing the Consulting Services under this Agreement. Consultant shall submit related receipts and documentation with its request for reimbursement.

4. Renewal; Termination
     (a) This Agreement shall continue in effect until terminated by the parties. Either of the parties may terminate this agreement after 6 months by written notice 30 days in advance, however any finders fees due for cash raised shall remain due and payable.
     (b) Subject to the continuing obligations of Consultant under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received notice thereof.
     (c) Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.
5. Confidential Information
     (a) “Confidential Information,” as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:
(i)	Trade secret information about the Company and its operations, plans, strategies, sources of capital, acquisition targets and financial results;

(ii)	Information concerning the Company’s business as the Company has conducted it since the Company’s incorporation or as it may conduct it in the future; and

(iii)	Information concerning any of the Company’s past, current, or possible future products, including (without limitation) information about the Company’s research, development, engineering, purchasing, manufacturing, accounting, marketing, selling, or leasing efforts.
     (b) Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).
     (c) Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized by the Company to receive it.
     (d) If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the

Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.
     (e) Consultant hereby acknowledge, on behalf of its members, managers, affiliates, attorneys, advisors, agents and representatives (“Representatives”), that it is aware (and that its Representatives who are apprised of this matter have been advised) of Consultant’s responsibility under the U.S. federal securities laws with respect to purchasing or selling securities of a company about which Consultant (or its Representatives) have material nonpublic information and agree that Consultant and its Representatives will not use, nor cause any third party to use, any information in contravention of such securities laws or any rules or regulations promulgated thereunder. Further, Consultant agrees not to sell short any securities issued by Company.
6. False or Misleading Information and Indemnification
     The Company agrees to use commercially reasonable efforts to provide Consultant with accurate financial, corporate, and other data reasonably requested by Consultant in connection with the performance with its services hereunder.
7. Miscellaneous
     (a) Successors and Assigns. This Agreement is binding on and ensures to the benefit of the Company, its successors and assigns, all of which are included in the term the “Company” as it is used in this Agreement and upon Consultant, its successors and assigns. Neither this Agreement nor any duty or right hereunder will be assignable or otherwise transferable by either party without the written consent of the other party, except that the Company shall assign this Agreement in connection with a merger, consolidation, assignment, sale or other disposition of substantially all of its assets or business. This Agreement will be deemed materially breached by the Company if its successor or assign does not assume substantially all of the Company’s obligations under this Agreement.
     (b) Modification. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.
     (c) Governing Law. The laws of Texas will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate court in Dallas County, Texas, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.
     (d) Construction. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

     (e) Waivers. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.
     (f) Captions. The headings in this Agreement are for convenience only and do not affect this Agreement’s interpretation.
     (g) Entire Agreement. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.
     (h) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the attention of the signatories to this Agreement at the addresses stated in the introductory paragraph to this Agreement.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

Sun River Energy, Inc.		Cicerone Corporate Development, LLC

By:	./s/ Donal R. Schmidt, Jr.	By:	/s/ Josh Pingel

Name:	Donal R. Schmidt, Jr.	Name:	Josh Pingel
Title:	President and	Title:	Managing Member
Chief Executive Officer